Exhibit 99.1

Arcimoto Announces Full Year 2019 Financial Results and Provides Corporate Update

EUGENE, Ore. — April 14, 2020 — Arcimoto, Inc.® (Nasdaq: FUV) (“Arcimoto” or the “Company”), makers of the Fun Utility Vehicle® (FUV®), an affordable, practical, and thrilling pure electric vehicle for everyday commuters and fleets, today provided a corporate update and announced financial results for the fiscal year ended December 31, 2019.

The Company will be broadcasting a company update video as part of the webcast. The video can be viewed at https://youtu.be/Z3Zdm3bkll8.

2019 and Recent Company Highlights:

●	Arcimoto announced the completed Federal Motor Vehicle Safety Standards regulatory testing for its flagship FUV product and began commercial production of and delivery to its first retail customers on September 19, 2019. In total, Arcimoto manufactured 53 retail FUVs and delivered 46 units by the end of 2019. Notably, in Q4 alone, the Company built more vehicles than in the previous twelve years combined. Net pre-orders increased by 980 over the course of 2019 to a total of 4,197 as of December 31.
●	At the end of 3Q19, the Company signed its first rental franchise in Key West with R-KEY-MOTO, LLC and subsequently delivered its first 8 FUVs to the franchisee by the end of 2019, intended for use by tourists.
●	Early in 4Q19, the Company delivered the first of what is planned to be 40 FUVs to GoCar Tours of San Francisco for GPS-guided tours.
●	The Company made its first international shipment of FUVs as part of its agreement with New Zealand-based EV Distributors to deliver a minimum of 160 Arcimoto vehicles over the next four years.
●	Arcimoto participated in several tradeshows and events in 2019, including showcasing the Rapid Responder™ at the Wall Street Journal Future of Everything Festival, addressing the Canaccord Genuity Future of Transport Conference at the Singularity University’s Exponential Manufacturing Summit in Bangkok, Thailand, as well as presenting at multiple investor conferences, including the 12th Annual LD Micro Main Event, Dougherty & Co. Institutional Investor Conference, and 9th Annual LD Micro Invitational.
●	Arcimoto was featured in dozens of media pieces during 2019 and now 2020, including Forbes, Ars Technica, Tom’s Guide Mashable, Cheddar, and Portland Business Journal.
●	Arcimoto reached an agreement for Road America to provide nationwide 24-hour roadside assistance and access to its network of 170,000 pre-certified repair centers to FUV owners.
●	Arcimoto has initiated pilot programs for the Company’s fleet-based platform offerings with the Eugene-Springfield Fire Department for the Rapid Responder™ and with local nonprofit Carry It Forward for the Deliverator™. The Company has signed a contract to expand the Deliverator™ pilot program to include a major national grocer in Q2 2020.

Management Commentary

“2019 was truly a watershed year for Arcimoto. We completed testing for safety and regulatory compliance, initiated production and delivery in Q3, signed our first rental franchisee in, and subsequently delivered the first vehicles to them, allowing the franchisee to start rental operations,” said Mark Frohnmayer, Founder and President of Arcimoto.

“Our momentum has continued in 2020, with pilot programs for the Rapid Responder and Deliverator now underway. While we have always seen these fleet offerings as important threads in the tapestry of the future of transportation, we see their relevance accelerating against the backdrop of the COVID-19 pandemic we face as a company and as a nation. Our full focus is on value engineering and reducing manufacturing cost, preparing for higher scale production, and ensuring the satisfaction of our existing drivers on the road today.”

Full Year 2019 Financial Results

Total revenues in 2019 were up 940% to $987,850 as compared to $94,996 in 2018. Sources of revenue in 2019 were $891,356 from the sale of vehicles, including $20,015 of which was with a related party, $49,760 from vehicle delivery charges and merchandise sales, $44,675 from machining and metal work services, and $2,059 from parts and service. The increased revenue in 2019 was largely driven by the sale and delivery of 46 Evergreen Edition FUVs.

The Company incurred a net loss of $15.3 million, or ($0.85) per share, in 2019 versus a net loss of $11.1 million, or ($0.70) per share, in 2018. The increased loss is attributable to additional research and development expenses and expenses incurred to ramp up manufacturing capacity, including the hiring of 25 employees during 2019, offset by lower sales and marketing costs.

The Company had $5.8 million in cash and cash equivalents as of December 31, 2019, compared to $4.9 million cash and cash equivalents as of December 31, 2018.

About Arcimoto

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle is one of the lightest, most affordable, and most appropriate electric vehicles suitable for the daily driver. For more information, please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Contacts

Public Relations Contact:
Megan Kathman
Main: 646-454-9378
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com